                                                               Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below).

The Offer (as defined below) is made solely by the Offer to Purchase, dated February 12, 2001, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Purchaser (as defined below) may in its discretion take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on Purchaser's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                     Notice of Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                             Command Systems, Inc.
                                      at
                              $5.00 Net Per Share
                                      by
                         ICICI Acquisition Corporation
                           a wholly owned subsidiary
                                      of
                              ICICI Infotech Inc.

ICICI Acquisition Corporation, a Delaware corporation ("Purchaser"), a wholly owned subsidiary of ICICI Infotech Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $0.01 per share ("Common Stock" or "Shares"), of Command Systems, Inc. (the "Company") at a price of $5.00 per Share, net to the selling stockholder in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 12, 2001 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). EquiServe Trust Company, N.A. is acting as depositary (the "Depositary") and MacKenzie Partners, Inc. is acting as the information agent (the "Information Agent") with respect to the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON MARCH 13, 2001, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) of the Offer that number of Shares which represents more than sixty percent (60%) of the total issued and outstanding Shares. The Offer is also subject to other conditions. See Section 15 of the Offer to Purchase. The Offer is not conditioned upon Parent or Purchaser obtaining financing. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 26, 2001 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger

Agreement provides, among other things, that following the completion of the Offer and the satisfaction or waiver, if permissible, of all conditions set forth in the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the merger as a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held in the Company's treasury immediately before the Effective Time, and each Share held by Parent, Purchaser or any other subsidiary of Parent immediately before the Effective Time, all of which will be cancelled, and other than Shares with respect to which appraisal rights are properly exercised under the DGCL) will be converted into the right to receive $5.00 in cash, without interest thereon. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

The Board of Directors of the Company unanimously (1) determined that the Offer, the Merger and the Merger Agreement are fair to, and in the best interests of, the Company's stockholders, (2) approved the Merger, the Offer, the Merger Agreement and the other transactions contemplated by the Merger Agreement and
(3) recommends that the Company's stockholders accept the Offer and tender their Shares pursuant thereto and approve and adopt the Merger Agreement.

For purposes of the Offer, Purchaser shall be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn when, as and if Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares. Payment for Shares so accepted will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificate(s) representing such Shares (or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC")), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

The term "Expiration Date" means 12:00 midnight, New York City time, on March 13, 2001, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire prior to the purchase of any Shares.

Purchaser may, without the consent of the Company, extend the Offer beyond the initial Expiration Date in one or more of the following events: (i) Purchaser may extend the Offer for an additional period of 10 days; (ii) if any of the conditions to the Offer have not been satisfied or waived, Purchaser may extend the Offer for up to 10 days; or (iii) if any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof applicable to the Offer or any applicable law so requires, Purchaser may extend the Offer for any period as therein provided.

Purchaser shall cause any such extension by giving oral or written notice of such extension to the Depositary, which will be followed by public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right, if any, of a tendering stockholder to withdraw such stockholder's Shares. Under no circumstances will interest be paid on the purchase price to be paid for the Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

In addition, if all conditions to the Offer have been satisfied or waived but less than 90% of the outstanding shares of Command Systems, Inc. have been validly tendered and not withdrawn, Purchaser may extend the Offer for one additional period of not less than three nor more than 20 business days, provided that Purchaser shall accept and pay for, as soon as reasonably practical, all securities tendered prior to the date of such extension, shall otherwise meet the requirements of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with such extension and shall waive any condition to the consummation of the Merger other than the condition to obtain material government filings and consents that may fail to be satisfied during such extension. If the Purchaser elects to provide such a subsequent offering period, the subsequent offer will be for all outstanding Shares and the Purchaser will immediately accept and promptly pay for all Shares as they are tendered during such subsequent offering period, offering the same form and amount of consideration offered by the Purchaser for validly tendered Shares during the initial offering period.

Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, also may be withdrawn at any time after April 13, 2001. For a withdrawal of Shares tendered to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares is registered, if different from that of the person who tendered such Shares. If the certificate(s) for Shares to be withdrawn has been delivered or otherwise identified to the Depositary, the name(s) of the registered holder and the serial numbers shown on the particular certificate(s) evidencing the Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn Shares and must otherwise comply with DTC's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties. The receipt of cash in exchange for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. See Section 5 of the Offer of Purchase.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

In connection with the Offer, the Company has provided Purchaser with the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories. The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

Any questions or requests for assistance or for additional copies of the Offer to Purchase, the related Letter of Transmittal and other related tender offer materials may be directed to the Information Agent at the address and telephone number set forth below, and copies will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                                   MACKENZIE
                                PARTNERS, INC.
                                    [LOGO]

                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (Call Collect)
                      E-mail: proxy@mackenziepartners.com
                                      or
                         Call Toll-Free (800) 322-2885

February 12, 2001